Exhibit 4.15

CREDIT AGREEMENT

This Credit Agreement dated as of September 7, 2007 is entered into between CGEN Media Technology Company Limited, a Hong Kong company (the “Borrower”), CGEN Digital Media Company Limited, a Cayman Islands company (the “Company”) and Medley Opportunity Fund Ltd. (Cayman), a Cayman Islands company (the “Lender”). The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounts”: All accounts of any nature that are used in connection with the business or operations of any member of the Company Group.

“Affiliate”: As applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agreement”: This Credit Agreement, as amended, supplemented or modified from time to time.

“Asset Sale”: The sale by any member of the Company Group to any Person other than any member of the Company Group of (i) any of the shares or equity interests it holds in any member of the Company Group, (ii) substantially all of the assets of any division or line of business of any member of the Company Group, or (iii) any other assets (whether tangible or intangible) of any member of the Company Group, in each case in excess of $10,000,000, or outside of the ordinary course of business.

“Borrower Collection Account”: As defined in Schedule II.

“Borrowing”: As defined in Section 2.01.

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in New York, Hong Kong and London are authorized or required by law, executive order or government decree to close.

“Capital Expenditures”: For any period, the amount expended for items capitalized under GAAP.

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Management Accounts”: As defined in Schedule II.

“Cayman Corporate Guarantee”: That certain corporate guarantee by and between the Company and the Lender, dated as of the Closing Date.

“Cayman Fixed Charge”: That certain fixed charge by and between the Company and the Lender, dated as of the Closing Date.

“Cayman Floating Charge Debenture”: That certain charge debenture by and between the Company and the Lender, dated as of the Closing Date.

“CGEN Network”: Shanghai CGEN Digital Media Network Co., Ltd.

“CGEN Network Collection Account”: As defined in Schedule II.

“Change in Control”: Any reorganization, consolidation, merger, sale or transfer of the Company’s outstanding shares or similar transaction (other than a sale of shares by the Company for capital raising purposes) in which its shareholders immediately prior to such reorganization, merger or consolidation, sale or transfer of shares or similar transaction do not (by virtue of their ownership of securities of the Company immediately prior to such transaction) beneficially own shares possessing a majority of the voting power of the surviving company or companies or acquiring entity, as the case may be, immediately following such transaction, except in any case, pursuant to an IPO.

“Closing Date”: September 11, 2007, or such other date agreed in writing between the Borrower and the Lender.

“Collateral”: Any and all of the collateral security granted or contemplated by this Agreement, the Security Agreements and any other Loan Documents.

“Commitment”: The commitment of the Lender to make the Loan to the Borrower pursuant to Section 2.01(a).

“Company Collection Account”: As defined in Schedule II.

“Company Group”: The Company, its Subsidiaries and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing.

“Consolidated EBITDA”: In respect of any period, the consolidated net income during such period of the Company Group, plus without duplication and to the extent deducted in determining such consolidated net income, Consolidated Interest Expense, consolidated income tax expense, and depreciation and amortization expense for such period, determined on a consolidated basis for the Company Group in conformity with GAAP.

“Consolidated Interest Expense”: In respect of any period, consolidated interest expense during such period of the Company Group (including that attributable to Capital Leases), determined on a consolidated basis for the Company Group in conformity with GAAP.

“Consolidated Tangible Net Worth”: At any date of determination, shareholders’ equity minus intangible assets (including, without limitation, franchises, patents, patent applications, trademarks, brand names, goodwill and research and development expenses), determined on a consolidated basis for the Company Group in conformity with GAAP.

“Contractual Obligation”: As to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have the meaning correlative to the foregoing.

“Debt”: As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that person.

“Debt Service”: With respect to any particular period of time, scheduled interest payments due under this Agreement.

“Debt Service Reserve Account”: As defined in Schedule III.

“Debt Service Reserve Deficiency Amount”: As defined in Schedule III.

“Debt Service Reserve Fund”: As defined in Schedule III.

“Dollars and $”: Dollars in lawful currency of the United States of America.

“First Period Interest”: An amount equal to the first scheduled interest payment due under this Agreement.

“Fiscal Quarter”: Each of the quarterly periods ending March 31, June 30, September 70 and December 31 of each Fiscal Year.

“Fiscal Year”: Each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Focus Media Litigation”: (A) lawsuits against 13 Hymall stores in Shanghai and Hangzhou initiated by the Company in 2006 on the grounds that, by entering into a contract with an affiliate of Focus Media in Shanghai, the 13 stores breached their contracts with the Company and pursuant to which the court issued a final judgment in 2006 in the Company’s favor, ordering the stores to pay the Company liquidated damages and (B) a related lawsuit initiated by the Company against Focus Media in 2006 and one of its affiliates on the grounds of unfair competition, pursuant to which the Company sought a public apology and compensation, (which request was denied by the Shanghai No. 1 Intermediate People’s Court and subsequent to which the Company has filed an appeal with the High People’s Court of Shanghai).

“GAAP”: United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority”: The government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Rules”: All applicable statutes, laws, rules, codes, ordinances, decisions, regulations, permits, certificates and orders of any Governmental Authority now or hereafter in effect and, in each case, as amended or otherwise modified from time to time and any interpretation thereof by any competent Governmental Authority, including, without limitation, any judicial or administrative order, consent decree, settlement agreement or judgment.

“Hong Kong Fixed Charge”: That certain fixed charge by and between Borrower and the Lender, dated as of the Closing Date.

“Hong Kong Floating Charge Debenture”: That certain charge debenture by and between Borrower and the Lender, dated as of the Closing Date.

“Hong Kong Share Mortgage Agreement”: That certain share mortgage agreement by and between the Company and the Lender, dated as of the Closing Date.

“Interest Payment Date”: The Closing Date and the last day of each month commencing on the first of such days to occur after the Closing Date. The last Interest Payment Date shall be the last day of the month immediately preceding the Maturity Date.

“Internal Revenue Code”: The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“IPO”: The initial public offering of the Company where securities of the Company are listed or quoted on an internationally recognized exchange.

“Lender”: As set forth in the preamble of this Agreement.

“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“LIBOR”: The rate determined by the Lender on the Quotation Date relating to the relevant Interest Payment Date on the basis of the London Inter-Bank Offered Rate for one-month U.S. dollar deposits, as such rate appears as “BBAM” “Page DG8 4a” on Bloomberg as of 8:00 a.m. (New York City time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Bloomberg, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by the Lender in its reasonable discretion and communicated to the Borrower.

“LIBOR Business Day”: A day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

“LIBOR Margin”: 5.00% per annum.

“Loan”: As defined in Section 2.01(a).

“Loan Documents”: This Agreement, the Note, the Warrant Purchase Agreement, the Warrant, the Security Agreements and each deed of trust, mortgage, guarantee and other document delivered to the Lender in connection with this Agreement, the Note, the Security Agreements and/or the credit extended hereunder.

“Loan Party”: Any member of the Company Group, if any, from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Loan Subordination Agreement”: That certain Loan Subordination Agreement by and among the Company, Borrower and the Lender, dated as of the Closing Date.

“Make-Whole Premium”: As defined in Section 2.02(b)(ii).

“Material Adverse Effect”: (i) A material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), Collateral or prospects of any member of the Company Group, or (ii) the impairment of the ability of the Loan Parties to perform, or the Lender to enforce, the Obligations.

“Maturity Date”: The two-year anniversary of the Closing Date.

“Note”: As defined in Section 2.01(c).

“Obligations”: All obligations of every nature of the Loan Parties from time to time owed to the Lender under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Operating Expenses”: For any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation of the business of the Company Group that are incurred on a regular monthly or other periodic basis, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Debt Service Reserve Fund.

“Permits”: All permits, consents, approvals, authorizations, franchises, certifications and licenses from, and all registrations with, any Governmental Authority.

“Permitted Liens”:

(i)	Liens in favor of any member of the Company Group;

(ii)	Liens on property existing at the time of acquisition of the property by any member of the Company Group;

(iii)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(iv)	Liens existing on the date of this Agreement;

(v)	judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that have been duly initiated for the review of such judgments have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(vi)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(vii)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(viii)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

(ix)	Liens created for the benefit of the Lender to secure the Obligations;

(x)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, right of set-off or similar rights of remedies as to deposit account or other, funds maintained with a depositary institution that are not intended to provide collateral to the depositary institution; and

(xi)	any interest or title of a lessor under any Capital Lease or operating lease.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment, including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, as to which any member of the Company Group has or in the future could have any direct or indirect, actual or contingent liability.

“Potential Event of Default”: A condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“PRC”: The People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“Quotation Date”: With respect to any Interest Payment Date, the day which is two LIBOR Business Days prior to that Interest Payment Date.

“Requirements of Law”: As to any Person, means any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“SAFE Registrations”: The registrations that Mr. Tian Guanyong (Number of Passport between PRC, Hong Kong and Macao: W03912214), as a shareholder of the Company, is required to make with the local SAFE branch before establishing or controlling any company outside the PRC for the purpose of capital financing with assets or equities of PRC companies.

“S.E.C.”: The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

“Securities Act”: The Securities Act of 1933, as amended.

“Security Agreements”: Collectively, the Cayman Corporate Guarantee, the Cayman Floating Charge Debenture, the Cayman Fixed Charge, the Hong Kong Share Mortgage Agreement, the Hong Kong Floating Charge Debenture, the Hong Kong Fixed Charge and the Loan Subordination Agreement.

“Shareholders Agreement”: That certain Shareholders Agreement, dated as of December 7, 2006, by and among the Company and its shareholders.

“Subsidiary”: As of the relevant date of determination, (a) with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Warrant”: That certain Warrant by the Company in favor of the Lender, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B-1.

“Warrant Purchase Agreement”: That certain Warrant Purchase Agreement by and between the Company and the Lender, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B-2.

“WFOE”: CGEN Digital Technology (Shanghai) Co., Ltd.

“WFOE Collection Account”: As defined in Schedule II.

SECTION 1.02. Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.01, and accounting terms partly defined in subsection 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

ARTICLE II

THE LOAN

SECTION 2.01. The Loan.

(a) The Commitment. The Lender agrees on the terms and conditions hereinafter set forth to make a loan to the Borrower in an aggregate amount equal to $30,000,000 (the “Loan”). The Loan shall be made on the Closing Date. The Borrower may make only one borrowing (“Borrowing”) hereunder. Amounts borrowed hereunder and subsequently repaid or prepaid may not be reborrowed.

(b) Making the Loan. Upon satisfaction of the applicable conditions set forth in Article IV, the Lender will make available the proceeds of the Loan to the Borrower by wire transfer in immediately available funds to such account or accounts designated by the Borrower to the Lender, net of (i) First Period Interest and (ii) the Debt Service Reserve Fund.

(c) Note. The Loan shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A (the “Note”), payable to the order of the Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of the Loan, with interest thereon as prescribed in Section 2.03. The Lender is hereby authorized to record in its books and records and on any schedule annexed to the Note the date and amount of the Loan, and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by the Lender to effect such recordation shall not affect the Company’s obligations hereunder. Prior to the transfer of a Note, the Lender shall record such information on any schedule annexed to and forming a part of such Note.

SECTION 2.02. Repayments and Prepayments.

(a) Mandatory Repayments. The aggregate principal amount of the Loan outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date.

(b) Voluntary Prepayments.

(i) The Borrower may, at its option, upon notice as provided below, prepay the Loan at any time prior to the Maturity Date, in whole but not in part, plus the Make-Whole Premium. The Borrower will give the Lender written notice of such optional prepayment under this Section 2.02(b) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Such notice shall specify such date, the principal amount of Loan to be prepaid on such date, and shall be accompanied by a certificate of the Chief Financial Officer of the Borrower as to the estimated Make-Whole Premium due in connection with such prepayment, setting forth the details of such computation.

(ii) “Make-Whole Premium” means with respect to any (a) voluntary prepayment of the Loan in accordance with clause (i) above or (b) mandatory prepayment of the Loan in accordance with Section 2.02(c) below, the amount necessary for the Lender to receive a 15% annualized internal rate of return on the aggregate principal amount of the Loan up to and including the date of such payment (excluding any return associated with the Warrant or Warrant Shares).

(iii) Notwithstanding the foregoing, if the Borrower voluntarily prepays the Loan prior to the first anniversary of the Closing Date, the Make-Whole Premium shall be calculated as if the prepayment had been made on the date falling twelve (12) months after the Closing Date.

(c) Mandatory Prepayments. If a Change in Control or Asset Sale shall occur on or prior to the date the Loan is repaid in full, the Loan, with accrued interest thereon, and all other Obligations under this Agreement and the other Loan Documents shall automatically become immediately due and payable, plus the Make-Whole Premium. In addition to the foregoing, if a Change in Control or Asset Sale shall occur prior to the first anniversary of the Closing Date, the Make-Whole Premium shall be calculated as if the prepayment had been made on a date falling twelve (12) months after the Closing Date.

SECTION 2.03. Payment Dates and Interest Rates.

(a) Rate of Interest. Except as otherwise provided herein, the Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the Closing Date to but excluding the date the principal amount thereof shall be paid in full, at a rate per annum equal to LIBOR plus the LIBOR Margin.

(b) Payment of Interest. Interest with respect to the Loan shall be payable in advance on each Interest Payment Date for the Loan for the period until the next following Interest Payment Date.

ARTICLE III

GENERAL PROVISIONS CONCERNING THE LOAN

SECTION 3.01. Use of Proceeds. The net proceeds of the Loan hereunder shall be used by the Company Group as follows: (i) two-thirds for the payment of rent to secure retailers and (ii) one-third for the payment of operating expenses.

SECTION 3.02. Default Interest. Notwithstanding anything to the contrary contained in Section 2.03, upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of the Loan shall bear interest at a rate per annum which is equal to two percent (2%) above the rate which would otherwise be applicable pursuant to Section 2.03, from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand.

SECTION 3.03. Computation of Interest and Fees.

(a) Calculations. Interest in respect of the Loan shall be calculated on the basis of a 360 day year for the actual days elapsed.

(b) Determination by Lender. Each determination of an interest rate or fee by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The determination of the Make-Whole Premium by the Borrower pursuant to any provision of this Agreement shall be conclusive and binding on the Lender in the absence of manifest error.

SECTION 3.04. Payments. The Borrower shall make each payment of principal, interest, fees or otherwise hereunder and under the Note, without setoff or counterclaim, not later than 4:00 P.M., New York City time, on the day when due in lawful money of the United States of America in immediately available funds to the Lender at the account of the Lender designated from time to time, but in any event notified to the Company not later than three Business Days prior to the date a payment is due.

SECTION 3.05. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.06. Taxes.

(a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 3.04, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof or in which its principal office is located or does business, (ii) taxes imposed on the Lender’s net income, and franchise taxes imposed on it, by the jurisdiction of the Lender’s lending office or any political subdivision thereof and (iii) taxes imposed by the United States by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof, on payments to be made to the Lender’s lending office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any taxes, if such taxes are Taxes, from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.06) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with any Requirement of Law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.06), in each case required to be paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, unless those liabilities are from the Lender’s negligence. This indemnification shall be made within ten (10) days from the date the Lender makes written demand therefor. The Lender will reasonably cooperate in good faith with the Borrower to provide such forms or representations as may establish an exemption or reduction in rate of any such Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Lender, at its address referred on the signatures pages attached hereto, the original or a certified copy of a receipt evidencing payment thereof.

(e) The agreements and obligations of the Borrower contained in this Section 3.06 shall survive termination of this Agreement and payment of the outstanding Note.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. Conditions Precedent to Loan. The obligation of the Lender to make its Loan is subject to the conditions precedent that:

(a) Loan Party Documents. The Lender shall have received on or before the Closing Date the following, in form and substance satisfactory to the Lender, executed copies of:

(i) this Agreement;

(ii) the Note issued by the Borrower to the order of the Lender;

(iii) the Warrant Purchase Agreement;

(iv) the Warrant;

(v) the Cayman Corporate Guarantee;

(vi) the Cayman Floating Charge Debenture;

(vii) the Cayman Fixed Charge;

(viii) the Hong Kong Share Mortgage Agreement;

(ix) the Hong Kong Floating Charge Debenture;

(x) the Hong Kong Fixed Charge;

(xi) the Loan Subordination Agreement;

(xii) Copies of the Articles, Certificate of Incorporation or other such organizational document of each member of the Company Group, certified as of a recent date by the Secretary, Assistant Secretary or other authorized officer of the relevant member of the Company Group;

(xiii) Copies of resolutions of the Board of Directors or other authorizing documents of each Loan Party, in form and substance reasonably satisfactory to the Lender, approving the Loan Documents to which it is a party, the Borrowing hereunder as applicable and the transactions and other matters contemplated hereby and thereby;

(xiv) An incumbency certificate executed by the Secretary, Assistant Secretary or other authorized officer of each Loan Party or equivalent document, certifying the names and signatures of the officers of each Loan Party or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder to which it is a party;

(xv) An officer’s certificate of the Borrower certifying that each of the conditions of this Section 4.01 have been satisfied as of the Closing Date with respect to each of the Loan Parties; and

(xvi) Opinions of Cayman, PRC and Hong Kong counsel to the Company, each in a form reasonably satisfactory to the Lender.

(b) Annual Budget. The Company shall have delivered, and Lender shall have approved in its reasonable discretion, the Annual Budget for year 2007.

(c) Security. Each Loan Party shall have delivered to the Lender evidence satisfactory to the Lender that all other filings, recordings, consents, permits, approvals, waivers and other actions the Lender deems necessary or advisable to establish, preserve and perfect the Liens granted to the Lender pursuant to the Loan Documents, shall have been made or obtained.

(d) Representations and Warranties. The representations and warranties contained in Section 5.01 of this Agreement and in each of the Loan Documents as applicable shall be true, complete and correct on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, complete and correct on and as of such earlier date.

(e) Performance. Each Loan Party shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Loan Documents that are required to be performed or complied with on or before the Closing Date.

(f) Authorizations. Each Loan Party shall have obtained all authorizations, approvals, consents, waivers, permits or filings of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Loan Documents, and all such authorizations, approvals, consents, waivers, permits or filings shall be effective as of the Closing Date.

(g) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing Date and all documents incident thereto with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, shall be in form and substance reasonably satisfactory to the Lender, and the Lender shall have received all such counterpart original or other copies of such documents as it may reasonably request.

(h) No Event of Default. No event or condition shall have occurred and be continuing which constitutes an Event of Default or Potential Event of Default.

(i) No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect.

(j) Receipt of Pro Forma Financial Information. The Lender shall have received from the Company pro forma consolidated financial projections, attached hereto as Exhibit C (the “Pro Forma Financial Information”).

(k) Other Actions. All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lender and its counsel, and the Lender and the Lender’s counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties. The Company and the Borrower jointly and severally represent and warrant as follows:

(a) Organization, Good Standing and Qualification. Each member of the Company Group has been duly incorporated and organized, and is validly existing and in compliance with all registration and approval requirements (in the case of each member of the Company Group incorporated in the PRC). Each member of the Company Group has the corporate power and authority to own and operate its assets and properties and to carry on its business. Each member of the Company Group possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged. Schedule 5.01(a) contains a true, correct and complete organizational structure chart of the Company Group as of the Closing Date and sets forth, for each member of the Company Group, its jurisdiction of incorporation, formation or organization, as applicable.

(b) Authorization. Each Loan Party has the power and authority to execute, deliver and perform the Loan Documents to which it is a party. All actions on the part of each Loan Party necessary for the authorization, execution, delivery and performance of all of its obligations under the Loan Documents to which it is a party have been taken or will be taken prior to the Closing Date.

(c) Capitalization. Schedule 5.01(c) hereto sets forth all outstanding ordinary shares, preferred shares and other equity interests of the Company, including without limitation, any options and warrants and convertible bonds convertible into ordinary shares of the Company, representing 100% of the Company’s share capital. All of the shares of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable. All the issued and outstanding shares of capital stock or other equity interests of each member of the Company Group are owned of record, free and clear of any Liens. All of the issued and outstanding shares of each member of the Company Group have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(d) Validity. This Agreement is, and each other Loan Document will when executed by the parties thereto be, a valid and binding obligation of each Loan Party to which it is a party, enforceable against each Loan Party to which it is a party in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(e) No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents executed by it do not (i) violate such Loan Party’s charter, by-laws or other such organizational document or (ii) violate any Requirements of Law or any order, judgment or decree of any court or Governmental Authority binding on such Loan Party, or (iii) result in a breach of, or constitute a default under, any Contractual Obligation to which any member of the Company Group is a party or by which such Person or its property or Assets is bound or result in the acceleration of any obligation under any such Contractual Obligation, other than the Liens in favor of the Lender under the Loan Documents.

(f) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other authority is required for the due execution, delivery and performance by any Loan Party of this Agreement and any other Loan Document to which it is a party, or the consummation of the transactions contemplated hereby or thereby (other than the registration of the Security Agreements).

(g) Financial Statements.

(i) Attached hereto as Schedule 5.01(g)(i) are copies of the audited consolidated financial statements of the Company and the Subsidiaries (and the notes and schedules thereto) as of and for the years ended December 31, 2004, 2005 and 2006. Such financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements (i) are true, correct and complete and have been prepared in accordance with the books and records of the Company Group, (ii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated therein, and (iii) fairly present, in all material respects, the financial condition and results of operations and cash flows of the business as of the Company Group, as of and for the periods to which they relate, subject to normal adjustments in connection with audit, which will not be material in amount or significance in the aggregate. For the purposes hereof, the audited consolidated balance sheet of the Company Group, which is included in the Financial Statements, as of December 31, 2006, is referred to as the “Balance Sheet” and December 31, 2006 is referred to as the “Balance Sheet Date”. The books of account and financial records of each member of the Company Group are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. No member of the Company Group has made any material changes in its accounting methods or practices since the Balance Sheet Date.

(ii) Since the Balance Sheet Date, there has been no event the occurrence of which had a Material Adverse Effect on any member of the Company Group or would reasonably be expected to have a Material Adverse Effect on any member of the Company Group.

(iii) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences; and (v) each member of the Company Group has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of financial statements in accordance with GAAP.

(iv) No member of the Company Group has any liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected in, or disclosed in the notes to, financial statements prepared in accordance with U.S. GAAP, other than liabilities and obligations reflected or reserved against the Balance Sheet or disclosed in the notes thereto.

(v) The Pro Forma Financial Information fairly presents, in all material respects, the financial projections of the Company Group and were prepared in good faith based upon assumptions and projections which are reasonable and not misleading.

(h) Absence of Certain Changes. Except as contemplated by this Agreement or any of the other Loan Documents, since the Balance Sheet Date through the date of this Agreement, the business of the Company Group has been conducted in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, except as contemplated by this Agreement or any of the other Loan Documents, since Balance Sheet Date through the date of this Agreement, there has not been:

(i) any damage, destruction or loss (whether or not covered by insurance), materially affecting the business or assets of any member of the Company Group;

(ii) any sale, purchase, option, subscription, warrant, call, commitment or agreement of any character granted or made by any member of the Company Group in respect of its capital stock or other equity interests (other than the issuance of shares pursuant to outstanding options or warrants);

(iii) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any member of the Company Group or any repurchase, redemption or other acquisition by any member of the Company Group of any outstanding shares of capital stock or other securities of, or other ownership interest in, any member of the Company Group;

(iv) any material loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses to any member of the Company Group or any Affiliate of the Company;

(v) any acquisition of assets or other disposition of assets by any member of the Company Group, excluding acquisitions or dispositions of assets in the ordinary course of business and capital expenditures;

(vi) any merger or consolidation by any member of the Company Group with any Person;

(vii) capital expenditures by any member of the Company Group outside the ordinary course of business;

(viii) any incurrence, assumption or guarantee of any indebtedness for borrowed money by any member of the Company Group, other than in the ordinary course of business;

(ix) any Lien on any of the assets of any member of the Company Group, except Permitted Liens;

(x) any increase in the compensation of employees of any member of the Company Group other than in the ordinary course of business;

(xi) any material change in the accounting methods or practices followed by any member of the Company Group (other than such changes that have been required by Requirements of Law or GAAP); or

(xii) any agreement or commitment by any member of the Company Group to do any of the foregoing.

(i) No Litigation. Except in connection with the Focus Media Litigation,

(i) neither any member of the Company Group nor any officer or director thereof (in his or her capacity as an officer or director) is engaged in or is a party to, has pending or has been notified that it is the subject of, any action, suit, preceding, complaint, investigation, inquiry, claim, litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise;

(ii) to the knowledge of each member of the Company Group, there is no threatened Litigation against any member of the Company Group or any officer or director thereof (in his or her capacity as an officer or director); and

(iii) to the knowledge of each member of the Company Group, there are no facts or circumstances likely to give rise to any Litigation against any member of the Company Group or any officer or director thereof (in his or her capacity as an officer or director).

(j) Agreements. No Loan Party is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Loan Party or the Collateral is bound. No Loan Party has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Loan Party is a party or by which such Loan Party or its property or other assets is otherwise bound.

(k) Employee Benefit Plans. Each member of the Company Group has made all social security contributions in respect of or on behalf of all its employees in accordance with any Requirements of Law. Other than such social security contributions, no member of the Company Group maintains, or contributes to, or has any liability under, any Plan.

(l) Labor Relations. (i) No member of the Company Group is engaged in any unfair labor practice; (ii) there is (A) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of each member of the Company Group, threatened against any member of the Company Group, and (B) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of each member of the Company Group, threatened against any member of the Company Group. To the knowledge of each member of the Company Group, no officer or key employee, or any group of key employees, intends to terminate their employment with any member of the Company Group. No member of the Company Group has discussed or taken any steps to terminate the employment of any officer, key employee or group of key employees. To the knowledge of each member of the Company Group, each member of the Company Group’s officers and key employees spends all, or substantially all, of his business time on the Company Group’s business.

(m) Disclosure. No information, exhibit, certificate, report or similar document furnished to the Lender by or on behalf of any member of the Company Group for use in connection with the transactions contemplated by any Loan Document contains any untrue statement of a material fact or omits to state a material fact (known to any member of the Company Group, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made. There is no material fact presently known to any member of the Company Group which has not been disclosed to Lender which adversely affects any member of the Company Group, the Collateral or the business, operations or condition (financial or otherwise) of any member of the Company Group.

(n) Title to Properties; Liens. Each member of the Company Group has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), to all of their respective properties and assets. Except as permitted by this Agreement and the other Loan Documents, all such properties and assets are free and clear of Liens.

(o) Payment of Taxes. Except to the extent permitted by Section 6.01(d), all tax returns and reports of each member of the Company Group required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon each member of the Company Group and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. No member of the Company Group knows of any proposed tax assessment against any member of the Company Group that is not being actively contested by any member of the Company Group in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(p) Governmental Regulation; Compliance. Except for the SAFE Registrations,

(i) No member of the Company Group is subject to regulation under any Requirements of Law which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.

(ii) Each member of the Company Group and their respective business, operations and assets has at all times carried on its business in material compliance with all applicable Requirements of Law. No member of the Company Group or any of their respective directors, officers or senior management staff has committed any criminal offence, or any tort or any breach of any Requirements of Law relating to the carrying on of the business of any member of the Company Group.

(iii) Each member of the Company Group has all material Permits necessary for the conduct of its business as currently conducted and as contemplated to be conducted. No member of the Company Group is in breach of or default under any such Permit. All such Permits will remain in full force at effect not withstanding the closing of the transaction contemplated hereby. To the knowledge of each member of the Company Group, there is no reason to believe that any such Permit will be cancelled or upon expiry will not be renewed.

(iv) No member of the Company Group is in default or violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by any member of the Company Group or any other Person any act or omission affording any Governmental Authority the right of forfeiture as against any of the Collateral or any monies paid in performance of any member of the Company Group’s obligations under any of the Loan Documents.

(v) There is no Governmental Authority or other Person that has: (A) requested any information in connection with or instituted or, to the knowledge of the any member of the Company Group, threatened any action or investigation to restrain, prohibit or otherwise challenge the Loan or the consummation of the transactions contemplated under the Loan Documents; or (B) proposed or enacted any Requirements of Law that would prohibit or materially restrict the Loan or the operations of any member of the Company Group.

(vi) No act or transaction has been effected by or on behalf of any member of the Company Group or any of their respective directors, officers or senior management staff, involving the making or authorizing of any payment, or the giving of anything of value, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain business, retain business or direct business to any member of the Company Group or any other Person.

(q) Licenses, Intellectual Property. (i) each member of the Company Group owns or possesses all material rights under patent, copyright, trademark or trade secret law or any other statutory provision or common law doctrine, including design rights (collectively, “Intellectual Property”), necessary for the operation of its business, without conflict with the rights of others; (ii) no product of any member of the Company Group infringes in any material respect any Intellectual Property owned by any other Person; and (iii) there is no material violation by any Person of any right of any member of the Company Group with respect to any Intellectual Property owned or used by any member of the Company Group. No member of the Company Group is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against such company or challenging the ownership, use, validity or enforceability of, any Intellectual Property owned by or exclusively licensed to such company. No member of the Company Group has received any notice or claim challenging ownership of any of the Intellectual Property owned (in whole or in part), nor is there a reasonable basis for any claim that any member of the Company Group does not so own any of such Intellectual Property. All of the members of the Company Group’ rights in and to Intellectual Property owned by such company are valid and enforceable. No Intellectual Property owned by or licensed to any member of the Company Group is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by any member of the Company Group.

(r) Solvency. Each member of the Company Group is and, upon the incurrence of any Obligations by any Loan Party on any date on which this representation is made, will be, solvent within the meaning of Requirements of Law relating to fraudulent conveyances. No petition in bankruptcy has been filed against any Loan Party or any of their constituent Persons, and no Loan Party nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Loan Party nor any of its constituent Persons are contemplating either the filing of a petition by it under any applicable bankruptcy laws or the liquidation of all or a major portion of any member of the Company Group’s assets or properties, and no Loan Party has knowledge of any Person contemplating the filing of any such petition against it, any other Loan Party or such constituent Persons.

(s) No Rescission, Set Off, Counterclaim or Defense. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by any Loan Party, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and no Loan Party has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

(t) No Prior Assignments. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

(u) Survival of Representations. The representations and warranties set forth in this Section and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to the Lender under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or on its behalf.

ARTICLE VI

COVENANTS

SECTION 6.01. Affirmative Covenants. So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, the Company will and will cause each Loan Party to, unless the Lender shall otherwise consent in writing:

(a) Financial Information. Prior to an IPO, furnish to the Lender:

(i) (A) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the Company’s consolidated balance sheet of itself and its consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income and retained earnings (or comparable statement) employed in the business and changes in financial position and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants reasonably acceptable to the Lender; and

(B) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Company, the Company’s unaudited consolidated balance sheet of itself and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings (or comparable statement) and changes in financial position and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of the Company as being fairly stated in all material respects subject to year end adjustments.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail acceptable to the Lender and in accordance with GAAP;

(ii) together with each delivery of financial statements of the Company Group pursuant to subdivision (i) above, an officers’ certificate stating that the signers have reviewed the terms of the Loan Documents and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the officers’ certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and

(iii) as soon as available, copies of all reports which the Company sends to any of its public security holders, and copies of all reports and registration statements which the Company or any Subsidiary files with the S.E.C. or any national securities exchange.

(b) Notices and Information. Deliver to the Lender:

(i) promptly upon any officer of any member of the Company Group obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to any member of the Company Group or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(e), (c) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of any member of the Company Group equal to or greater than $10,000,000 or any adverse determination in any litigation involving a potential liability of any member of the Company Group equal to or greater than $10,000,000, in each case not covered by insurance, or (d) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, an officers’ certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto; and

(ii) promptly, and in any event within ten (10) days after request, such other information and data with respect to any member of the Company Group as from time to time may be reasonably requested by the Lender.

(c) Corporate Existence, Etc. At all times preserve and keep in full force and effect each member of the Company Group’s corporate existence, rights, franchises and licenses material to its business and those of each member of the Company Group.

(d) Payment of Taxes and Claims. Pay, and cause each member of the Company Group to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto.

(e) Maintenance of Properties; Insurance. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of each member of the Company Group and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each member of the Company Group will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of each member of the Company Group against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Each member of the Company Group will comply with any other insurance requirement set forth in any other Loan Document.

(f) Inspection. Permit any authorized representatives designated by the Lender to visit and inspect any of the properties of any member of the Company Group, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, upon reasonable notice and at all at such reasonable times during normal business hours and as often as may be reasonably requested.

(g) Compliance with Laws, Etc. Exercise, and cause each member of the Company Group to exercise, all due diligence in order to comply with all Requirements of Law of any Governmental Authority. In particular, each of the Company and Borrower shall procure (i) the application for SAFE Registrations to be submitted promptly after the Closing Date without delay, and (ii) the SAFE Registrations to be completed within ninety (90) days following the Closing Date.

(h) Debt Service Reserve. Comply, and cause each member of the Company Group to comply, with the arrangements in respect of Debt Service Reserve Account and Debt Service Reserve Fund as set forth in Schedule III in all respects.

(i) Registration Rights. Within thirty (30) days following the Closing Date, the Company shall amend that certain Registration Rights Agreement dated as of December 6, 2006, by and among the Company and the parties named therein, to add the Lender as a party thereto in respect of the Lender’s rights pursuant to any warrant and related warrant shares.

(j) Appointment of Board Observer of Lender. Within thirty (30) days following the Closing Date, a nominee of the Lender shall be appointed as a board observer on the Board of Directors of the Company. The initial nominee of the Lender shall be Andrew Fentress. Such appointment shall cease upon the earlier to occur of (i) the date when similar provisions in the Shareholders’ Agreement terminate in accordance with the Shareholders’ Agreement and (ii) the consummation of an IPO.

(k) Whitewash Procedures. Within thirty (30) days following the Closing Date, the Company shall provide to the Lender evidence to the satisfaction of the Lender that the procedure contemplated by sections 47A-48 of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) has been completed in relation to any relevant Loan Document.

(l) No Pledge or Liens on WFOE. Each of the Borrower and Company undertakes that, throughout the continuance of any Loan Document and so long as the Obligations or any part thereof remains owing or the Lender is under any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document, that the Borrower and Company shall not, and shall cause each member of the Company Group not to, unless expressly permitted hereunder or the Lender otherwise agrees in writing, pledge all or any part of the equity interest in the WFOE or otherwise create any Liens on the equity interest in the WFOE.

(m) Accounts Receivable Pledge. Subject to the relevant PRC law and regulations, as soon as applicable Requirements of Law have been satisfied by WFOE and/or CGEN Network for either of them to create security interests over their accounts receivables to secure the Loan in favor of the Lender, the Company shall procure WFOE and/or CGEN Network, as applicable, to enter into relevant security agreement(s) with the Lender or its nominee to pledge in favor of the Lender by way of first fixed charge, all accounts receivables, book and other debts of, and other sums of money owing to, WFOE and/or CGEN Network (as applicable) whatsoever both present and future, actual or contingent.

(n) Delivery of Corporate Information. Within fifteen (15) days following the Closing Date, the Company and Borrower shall procure the delivery to the Lender a true, correct and complete organizational structure chart of the Company Group as of the delivery date and sets forth, for each member of the Company Group, the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder, in each case representing 100% of such member of the Company Group’s equity capital.

(o) Unaudited Consolidated Financial Statements. Promptly, but in any event no later than three (3) days after the preparation thereof by the Company’s auditors, the Company and Borrower shall procure the delivery to the Lender unaudited consolidated financial statements of the Company Group for the six months ended June 30, 2007.

SECTION 6.02. Negative Covenants. So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, no member of the Company Group, without the written consent of the Lender:

(a) Financial Covenants.

(i) Interest Coverage Ratio. As at the end of any fiscal quarter of the Company, permit the ratio of (A) Consolidated EBITDA for the two fiscal quarters ending on such date to (B) Consolidated Interest Expense for such two fiscal quarters, to be less than 2.00 : 1.00.

(ii) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time during each of the periods shown below to be less than $35,000,000.

(iii) Leverage Ratio. Permit at any time the ratio of (A) consolidated Debt of the Company and its Subsidiaries (B) to Consolidated EBITDA for the four fiscal quarters most recently ended, to exceed 4.00 : 1.00.

(iv) Current Ratio. Permit the ratio of consolidated current assets to consolidated current liabilities of the Company and its Subsidiaries at any time to be less than 1.20 to 1.00.

(v) Accounts Receivable Ratio. Permit the ratio of consolidated accounts receivable to total Debt of the Company and its consolidated Subsidiaries at any time to be less than 2.00 to 1.00.

(b) Liens, Etc. Create or suffer to exist, or permit any member of the Company Group to create or suffer to exist, any Lien upon or with respect to any of its assets or properties, whether now owned or hereafter acquired, or assign, or permit any member of the Company Group to assign, any right to receive income, in each case to secure any Debt of any Person other than (i) Liens in favor of the Lender and (ii) Liens reflected on the financial statements referred to in Section 5.01 hereof and Permitted Liens.

(c) Debt. Create or suffer to exist, or permit any member of the Company Group to create or suffer to exist, any Debt, other than (i) Debt reflected on the Financial Statements; (ii) Debt owed to the Lender; (iii) Debt of a member of the Company Group to another member of the Company Group; (iv) any Debt that is junior to the Loan.

(d) Lease Obligations. Create or suffer to exist, or permit any member of the Company Group to create or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease (other than Capital Leases) outside the ordinary course of business.

(e) Dividends, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its shareholders as such, or permit any member of the Company Group to do the same or to purchase or otherwise acquire for value any securities of any member of the Company Group.

(f) Consolidation, Merger. Consolidate with or merge into any other corporation or entity except that any corporation or entity may consolidate with or merge into the Company, provided that the Company shall be the surviving entity of such merger or consolidation, and provided, further, that immediately after the consummation of such consolidation or merger there shall exist no condition or event which constitutes an Event of Default or a Potential Event of Default.

(g) Loans, Investments, Contingent Liabilities. Make or permit to remain outstanding, or permit any member of the Company Group to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, shares, equity interests or dividends of, or own, purchase or acquire any shares, equity interests, obligations or securities of or any other interest in, or make any capital contribution to, any other Person other than a member of the Company Group.

(h) Asset Sales. Convey, sell, lease, transfer or otherwise dispose of, or permit any member of the Company Group to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, all or any part of member of the Company Group’s business, property or assets outside the ordinary course of business (including stock or other equity of any member of the Company Group), whether now owned or hereafter acquired.

(i) Capital Expenditures. Permit consolidated capital expenditures of the Company Group outside the ordinary course of business.

(j) Transactions with Shareholders and Affiliates. Enter into or permit to exist, or permit any member of the Company Group to enter into or permit to exist, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any member of the Company Group (other than another member of the Company Group) on terms that are less favorable to that member of the Company Group, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate.

(k) Conduct of Business. Engage in any business, or permit any member of the Company Group to engage in any business, other than (i) the businesses engaged in by the Company Group on the date hereof and similar or related businesses and (ii) such other lines of business as may be consented by the Lender by prior written consent.

SECTION 6.03. Cash Management; Co-Signatory on Accounts. In addition to any other rights or remedies available to the Lender as contemplated by any Loan Document, if any Event of Default shall have occurred,

(a) each member of the Company Group shall, immediately upon request by the Lender, procure such person(s) as designated by Lender (who may be replaced by any other person(s) designated by Lender from time to time) to become the co-signatory of each of the Accounts within five (5) days of the Lender’s request; and

(b) each member of the Company Group shall immediately comply, and as appropriate cause each other member of the Company Group to so comply, with the cash management arrangements as set forth in Schedule II in all respects.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any installment of the principal when due, or shall fail to pay any installment of interest or other amount payable hereunder within three (3) Business Days of the date when due; or

(b) Any representation or warranty made by any member of the Company Group in any Loan Document shall have been untrue, incorrect or incomplete in any respect when made; or

(c) Any member of the Company Group shall fail to perform, observe or comply with any term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed, observed or complied with, and such failure is not remedied or waived within five (5) Business Days of the Company receiving notice thereof; or

(d) Any member of the Company Group shall default in the performance, observance or compliance in any material respect with any term contained in any Loan Document to which it is a party and such default shall not have been remedied or waived within any applicable grace period; or

(e) At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or (ii) the Lender shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral purported to be covered by the Security Agreements, in each case for any reason other than the failure of the Lender to take any action within its control; or

(f) Each member of the Company Group shall (A) fail to pay any principal of, or premium or interest on, any Debt, the aggregate outstanding principal amount of which is at least $100,000 (excluding Debt evidenced by the Note), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

(g) (i) Any member of the Company Group shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any member of the Company Group shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any member of the Company Group any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or

(h) One or more judgments, attachments or decrees shall be entered against any member of the Company Group involving in the aggregate a liability equal to or greater than $100,000 and all such judgments, attachments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

THEN, (i) upon the occurrence of any Event of Default described in clause (g) above, the Commitments shall immediately terminate and the Loan hereunder with accrued interest thereon, and all other Obligations under this Agreement, the Note and the other Loan Documents shall automatically become due and payable; and (ii) upon the occurrence and continuation of any other Event of Default, the Lender may, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and/or, by notice to the Borrower, declare the Loan hereunder, with accrued interest thereon, and all other

Obligations under this Agreement, the Note and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of the Loan Documents nor consent to any departure by any party thereto, shall in any event be effective unless the same shall be in writing and signed by the parties thereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02. Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or telecopy communication) and mailed or telegraphed or telexed or sent by telecopy or delivered, if to any member of the Company Group, at its address set forth on the signature page hereof; and if to the Lender, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, sent by telex or sent by telecopy, respectively, except that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.

SECTION 8.03 Right of Setoff; Deposit Accounts. Upon and after the occurrence of any Event of Default, the Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of any member of the Company Group under any of the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Lender to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect. The Borrower hereby grants to the Lender a security interest in all deposits and accounts maintained with the Lender. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

SECTION 8.04. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.05. Confidentiality.

(a) Disclosure of Terms. The terms and conditions of this Agreement and the other Loan Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any party hereto and by representatives of such parties to any other party hereof or any of the representatives of such parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

(b) Permitted Disclosures. Notwithstanding the foregoing, the Company and the Lender may disclose (a) the Confidential Information to its current or bona fide shareholders, Affiliates of the Company and the Lender and their respective employees, bankers, accountants, legal counsel, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section, (b) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such party’s operations or pursuant to any applicable tax, securities or any other laws and regulations of any jurisdiction, in each case as such party deems appropriate in its sole discretion, and (c) the Confidential Information to any Person to which disclosure is approved in writing by the other party hereto. Any party hereto may also provide disclosure in order to comply with applicable Requirements of Law, as set forth below.

(c) Other Exceptions. Notwithstanding any other provision of this Section, the confidentiality obligations of the parties shall not apply to: (a) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.

(d) Other Information. The provisions of this Section shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby, including that certain Term Sheet, dated as of August 16, 2007.

SECTION 8.06. Indemnity. Each member of the Company Group agrees to indemnify, pay and hold the Lender, and the shareholders, officers, directors, employees and agents of the Lender, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, reasonable attorneys’ fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the Loan Documents or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against any member of the Company Group (collectively, the “Indemnified Liabilities”), provided that no member of the Company Group shall have any obligation hereunder with respect to Indemnified Liabilities arising from the negligence or willful misconduct of any such Persons. If any claim is made, or any action, suit or proceeding is brought, against any Person indemnified pursuant to this Section, the indemnified Person shall notify the Company of such claim or of the commencement of such action, suit or proceeding, and the Company will assume the defense of such action, suit or proceeding, employing counsel selected by the Company and reasonably satisfactory to the indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the outstanding Note.

SECTION 8.07. Assignments and Participations; Effectiveness; Binding Effect. The Lender may sell, assign, transfer, negotiate or grant participations (i) without the consent of the Borrower, to any of its Affiliates and (ii) with the prior written consent of the Borrower, to any other Person, in each case in all or part of the obligations of any member of the Company Group outstanding under any of the Loan Documents; provided, however, that such obligations may not be transferred to any Person who, to the knowledge of the Lender, is a direct competitor of the Company Group at the relevant time. The Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to any member of the Company Group. This Agreement shall become effective when it shall have been executed by each party hereto and thereafter shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns, except that no member of the Company Group shall have the right to assign its or their rights hereunder or under any other Loan Document or any interest herein or therein without the prior written consent of the Lender.

SECTION 8.08. Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF HONG KONG WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

SECTION 8.09. [Intentionally left blank.]

SECTION 8.10. Consent to Jurisdiction; Venue. The Hong Kong courts have exclusive jurisdiction to settle any dispute in connection with this Agreement and the Loan Documents. All judicial proceedings brought against the Company with respect to this Agreement and the Loan Documents may be brought in the Hong Kong courts, and by execution and delivery of this Agreement, the Company and the Borrower each accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Company and the Borrower each irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. This Section is for the benefit of the Lender only. To the extent allowed by law, the Lender may bring (i) proceedings in any other jurisdiction and (ii) concurrent proceedings in any number of jurisdictions.

SECTION 8.11. Appointment of Agent for Service of Process. The Company irrevocably appoints the Borrower, as its authorized agent in Hong Kong upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company and/or the Borrower by the person serving the same to the address provided herein shall be deemed in every respect effective service of process upon the Company and/or the Borrower in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of five years from the date of this Agreement.

SECTION 8.12. Waiver of immunity. Each of the Company and the Borrower irrevocably and unconditionally: (i) agrees not to claim any immunity from proceedings brought by the Lender against the Company and/or the Borrower in relation to this Agreement or any Loan Document and to ensure that no such claim is made on its behalf; (ii) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and (iii) waives all rights of immunity in respect of it or its assets.

SECTION 8.13. Entire Agreement. This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

SECTION 8.14. Separability of Provisions; Headings. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

SECTION 8.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

“THE BORROWER”

CGEN MEDIA TECHNOLOGY COMPANY LIMITED

By:	/s/
Name:
Title:

Address:

Attention:

“THE COMPANY”

CGEN DIGITAL MEDIA COMPANY LIMITED

By:	/s/
Name:
Title:

Address:

Attention:

“THE LENDER”

MEDLEY OPPORTUNITY FUND LTD.(CAYMAN)

By:	/s/
Name:
Title:

Address:

    Medley Opportunity Fund Ltd. (Cayman)

    c/o Medley Capital LLC

    Investment Manager for Medley Opportunity

Fund Ltd. (Cayman)

    375 Park Avenue, Suite 3304

    New York, NY 10152

    U.S.A.

Attention: Andrew Fentress

EXHIBIT A

[FORM OF NOTE]

EXHIBIT B-1

[FORM OF WARRANT]

EXHIBIT B-2

[FORM OF WARRANT PURCHASE AGREEMENT]

EXHIBIT C

[PRO FORMA FINANCIAL PROJECTIONS]

1

SCHEDULE II

CASH MANAGEMENT ARRANGEMENTS

Section 1.1 Onshore Accounts.

(a) CGEN Network Collection Account.

(i) Company shall cause CGEN Network to establish and maintain a collection account at a bank reasonably satisfactory to the Lender for collection of all and any revenue from its business operation and transfer from relevant Accounts (the “CGEN Network Collection Account”).

(ii) Company shall cause CGEN Network to procure (A) all its current and future customers to make all and any payments directly to the CGEN Network Collection Account and (B) all funds on deposit in all Accounts used in connection with the business or operations of CGEN Network to be transferred directly to the CGEN Network Collection Account. Company shall cause CGEN Network to deposit all amounts received by CGEN Network all other revenue of any nature into the CGEN Network Collection Account promptly upon receipt thereof but in any event not more than two (2) Business Days after receipt thereof.

(iii) Company shall not cause, suffer or permit (via Loan Parties or otherwise) CGEN Network to further pledge, assign or grant any security interest in the CGEN Network Collection Account or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon.

(b) WFOE Collection Account.

(i) Company shall cause WFOE to establish and maintain a collection account at a bank reasonably satisfactory to the Lender for collection of all and any revenue from its business operation and transfer from relevant Accounts (the “WFOE Collection Account”).

(ii) Company shall cause WFOE to procure (A) all its current and future customers (including without limitation, CGEN Network) to make all and any payments directly to the WFOE Collection Account and (B) all funds on deposit in all Accounts used in connection with the business or operations of WFOE to be transferred directly to the WFOE Collection Account. Company shall cause WFOE to deposit all amounts received by WFOE all other revenue of any nature into the WFOE Collection Account promptly upon receipt thereof but in any event not more than two (2) Business Days after receipt thereof.

(iii) Company shall not cause, suffer or permit (via Loan Parties or otherwise) WFOE to further pledge, assign or grant any security interest in the WFOE Collection Account or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon.

Section 1.2 Borrower Collection Account.

(a) Company shall cause Borrower to establish and maintain a collection account at a bank reasonably satisfactory to the Lender (the “Borrower Collection Account”).

(b) All (i) repayments under the shareholder loans from Borrower to WFOE, all dividends and all other revenues, proceeds, profits of any kind or nature due and payable to Borrower and (ii) all funds on deposit in all Accounts used in connection with the business or operations of Borrower, shall be deposited directly by the payee into the Borrower Collection Account without offset, deduction or delay. To the extent any Loan Party or any other Person receives any revenues, proceeds, profits of any kind or nature due and payable to Borrower, Company shall be obligated to cause, or cause Borrower to cause, such funds to be directly deposited into the Borrower Collection Account within two (2) Business Days of receipt thereof, and, until so delivered or deposited, any amounts so held shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of any Loan Party, any other Person or any of their respective agents or representatives.

(c) Company shall procure such person (who may be replaced by any other person designated by Lender from time to time) as designated by Lender to become the co-signatory of the Borrower Collection Account (including its sub-accounts, if any). Any payment out of the Borrower Collection Account shall be approved by Lender in writing and signed off by such signatory as designated by Lender.

2

Section 1.3 Company Collection Account

(a) Company shall establish and maintain a collection account at a bank reasonably satisfactory to the Lender (the “Company Collection Account”, and together with the CGEN Network Collection Account, WFOE Collection Account and Borrower Collection Account, the “Cash Management Accounts”).

(b) All (i) repayments under the shareholder loans from Company to Borrower or WFOE, all dividends and all other revenues, proceeds, profits of any kind or nature due and payable to Company and (ii) all funds on deposit in all Accounts used in connection with the business or operations of Company, shall be deposited directly by the payee into the Company Collection Account without offset, deduction or delay. To the extent any Loan Party or any other Person receives any revenues, proceeds, profits of any kind or nature due and payable to Company, Company shall be obligated to cause such funds to be directly deposited into the Company Collection Account within two (2) Business Days of receipt thereof, and, until so delivered or deposited, any amounts so held shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of any Loan Party, any other Person or any of their respective agents or representatives.

(c) Company shall procure such person (who may be replaced by any other person designated by Lender from time to time) as designated by Lender to become the co-signatory of the Company Collection Account (including its sub-accounts, if any). Any payment out of the Company Collection Account shall be approved by Lender in writing and signed off by such signatory as designated by Lender.

Section 1.4 General.

(a) Any payment out of any Cash Management Account shall be subject to the prior consent of Lender.

(b) All costs and expenses for establishing and maintaining the Cash Management Accounts (and any sub-account thereof) shall be at Company’s sole cost and expense, and Company shall be responsible for payment of any income or other tax applicable to the interest or income earned on the Cash Management Accounts and any sub-account thereof.

(c) Lender may exercise in respect of any of the Cash Management Accounts or any or all of the sub-accounts thereof all rights and remedies available to Lender hereunder or under the other Loan Documents or otherwise available at law or in equity. The remedies provided in this Agreement, and the other Loan Documents are cumulative and not exclusive of any remedies provided at law or in equity.

3

SCHEDULE III

DEBT SERVICE RESERVE

Section 1.5 Debt Service Reserve Account. Company shall procure the Debt Service Reserve Funds to be paid into an account as designated by Lender in writing (the “Debt Service Reserve Account”) in accordance with Section 1.6 below.

Section 1.6 Debt Service Reserve Fund. Company hereby irrevocably authorizes Lender to deduct an amount equal to twelve (12) months’ Debt Service calculated on the outstanding principal balance of the Loan at the Interest Rate applicable to the Loan (the “Debt Service Reserve Fund”) from the Loan, and deposit the same into the Debt Service Reserve Account on the Closing Date. If at any time during the term of the Loan the projected Debt Service for the following twelve (12) month period, calculated on the outstanding principal balance of the Loan at the Interest Rate applicable to the Loan exceeds the remaining balance of Debt Service Reserve Funds at the time of such determination (such excess, the “Debt Service Reserve Deficiency Amount”), within five (5) Business Days after notice from Lender, Company shall deposit with Lender a sum equal to the Debt Service Reserve Deficiency Amount. Company hereby irrevocably authorizes Lender to draw upon the Debt Service Reserve Fund on each Interest Payment Date to pay the Debt Service then due, and Lender agrees to so draw upon the Debt Service Reserve Fund so long as no Event of Default shall have occurred and be continuing. The insufficiency of any balance in the Debt Service Reserve Account shall not relieve Company from its obligation to make each payment of Debt Service when due.

Section 1.7 General.

(a) The Debt Service Reserve Funds shall be held in the Debt Service Reserve Fund and shall bear interest at a money market rate selected by Lender. All interest or other earnings on a Debt Service Reserve Funds shall be added to and become a part of such Debt Service Reserve Funds and shall be disbursed in the same manner as other monies deposited in the Debt Service Reserve Account. Company shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Debt Service Reserve Funds. No investments of the sums on deposit in the Debt Service Reserve Account shall be permitted except as otherwise agreed by Lender in writing.

(b) Company shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Debt Service Reserve Funds or the performance of the obligations for which the Debt Service Reserve Funds were established, other than any of the foregoing to the extent arising as a result of the willful misconduct of Lender.

(c) Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, Company shall have no further right to request or otherwise require Lender to disburse any Debt Service Reserve Funds, and Lender may, at Lender’s option (i) continue to hold any or all of the Debt Service Reserve Funds as collateral security for the Loan, (ii) continue from time to time to apply all or any portion of the Debt Service Reserve Funds to any payment(s) to which such Debt Service Reserve Funds could have been applied to prior to such Event of Default, to the extent and in such order and manner as Lender in its sole discretion may determine, and/or (iii) apply any sums then present in any or all of the Debt Service Reserve Funds to the payment of the Debt in any order in its sole discretion.

4